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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the iLinc Communications, Inc. Registration Statement on Form S-8 (No. 333-71332), the Registration Statement on Form S-3 (No. 333-113380) and the Registration Statement on Form S-3 (No. 123248) of our report dated May 21, 2004 (which contains an explanatory paragraph indicating substantial doubt about iLinc Communications, Inc.'s ability to continue as a going concern), relating to the consolidated financial statements appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2004. We also consent to the incorporation by reference of our report dated May 21, 2004 relating to the financial statement schedules which appear in this Form 10-K.



/s/ BDO Seidman, LLP
--------------------

Costa Mesa, California

June 29, 2006